UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2006

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment of Amended and Restated Credit Agreement

Hooper Holmes, Inc. (the “Company”) has agreed to the terms of a Notice of Default, Reservation of Rights and Amendatory Letter (Amended and Restated) to its Amended and Restated Credit Agreement. The letter, provided by Wachovia Bank, National Association, as agent and lender under the credit agreement, was prompted by the Company’s seeking a waiver from its lenders of actual and likely future violations of certain financial covenants set forth in the credit agreement. Specifically:

•	The Company has not complied with its obligation to have consolidated monthly pre-tax income of not less than $0.6 million for each of April and May 2006, or its obligation to have consolidated monthly pre-tax income of not less than $0.8 million for June 2006.

•	The Company has not complied with its obligation to have a consolidated fixed charge coverage ratio (as defined in the credit agreement) of no less than 1.20 to 1.00 for the quarter ending June 30, 2006, measured on an actual year-to-date basis.

•	The Company anticipates that it will not comply with its obligations to (i) have consolidated monthly pre-tax income of not less than $0.8 million for July 2006 and $0.9 million for August 2006, (ii) have a consolidated fixed charge coverage ratio of not less than 1.50 to 1.00 for each quarter ending after the quarter ending June 30, 2006, measured on an actual year-to-date basis, and (iii) have a consolidated funded debt (as defined in the credit agreement) to EBITDA (as defined in the credit agreement) ratio, as calculated under the credit agreement, of no greater than 2.50 to 1.00 for the quarterly periods ended June 30, 2006 and September 30, 2006.

The original version of the letter, dated July 13, 2006, was accepted and agreed to by the Company, as borrower, and Bank of America, N.A., as the other lender and documentation agent. However, the original version of the letter did not expressly acknowledge the Company’s anticipated violation of the financial covenants described above. Accordingly, the Company sought and obtained an amended and restated version of the letter, dated July 31, 2006. The amended and restated letter expressly provides that the original version of the letter is deemed integrated into, and superseded by, the amended and restated letter. Copies of the amended and restated version of the letter, dated July 31, 2006, and the original letter, dated July 13, 2006, are attached to this Form 8-K as Exhibits 99.1 and 99.2, respectively.

Under the terms of the amended and restated letter, the Company, certain of the Company’s subsidiaries, as guarantors, and the lenders have agreed as follows:

•	During the period from July 31, 2006 to October 10, 2006 (referred to in the letter as the “Forbearance Period”):

•	The maximum amount the Company may borrow under the revolving credit facility provided under the credit agreement is $3,000,000. This reflects a reduction of $12,000,000 from the amount (i.e., $15,000,000) stipulated under the April 25, 2006 amendment to the credit agreement.

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•	The aggregate amount of all loans or advances to any subsidiary or affiliate of the Company permitted under the credit agreement is increased from $500,000 to $1,500,000.

These revised terms are to apply to the revolving credit facility during the Forbearance Period unless the lenders provide the Company with written notice stating that these terms shall no longer apply.

•	Although the lenders are not granting a waiver of the covenant violations, they have agreed to forbear from terminating the credit commitments under the credit agreement, declaring all credit obligations immediately due and payable, and exercising their rights and remedies under the credit agreement, until the earlier of (i) the expiration of the Forbearance Period, or (ii) the occurrence of an event of default under the credit agreement other than the actual or anticipated violations of the financial covenants described above.

•	The agreement of the lenders to consider the Company’s request for a waiver and to forbear from enforcement of its rights and remedies during the Forbearance Period does not in any way alter the Company’s existing obligations under the credit agreement, other than as specifically contemplated by the amended and restated letter.

The amended and restated letter conditions its effectiveness on the Company’s payment to Wachovia Bank, National Association, as agent, of a non-refundable forbearance fee of $20,000, as well as the fees and expenses of the agent’s counsel, which amount has been paid.

The revolving credit facility is scheduled to expire on January 2, 2007. At present, the Company has not made any draw-downs on or borrowings under this facility.

Item 2.02 Results of Operations and Financial Condition

On August 9, 2006, Hooper Holmes, Inc. issued a press release containing information regarding the Company’s operating results and financial condition as of and for the three and six month periods ended June 30, 2006. A copy of the press release is attached to this Form 8-K as Exhibit 99.3.

Item 5.02. Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

(d) Election of Director

On July 27, 2006, the Board of Directors of the Company (the “Board”), acting upon the recommendation of the Governance and Nominating Committee, elected John W. Remshard as a director, effective immediately. The Board also appointed Mr. Remshard to the Audit Committee of the Board. There is no arrangement or understanding between Mr. Remshard and any other persons under which he was selected as a director.

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Mr. Remshard was elected to fill the vacancy on the Board created when Dr. Leslie Hudson resigned from the Board effective May 23, 2006. With his election, the Board has nine members, eight of whom are outside directors and seven of whom are considered independent. Mr. Remshard’s term as a director will expire as of the Company’s annual meeting of shareholders in 2008.

Mr. Remshard, age 59, served as a Senior Vice President and Chief Financial Officer of Wellchoice, Inc. from 1996 until December 2005. From July 1995 to May 1996, he served as a Senior Vice President of Auditing of Healthchoice. From 1978 to 1995, Mr. Remshard served as a Vice President in the Finance Division of Cigna Corporation. Mr. Remshard graduated from LaSalle University with a bachelor of science degree in accounting and English, and subsequently received a masters of business administration in finance from the same university. A copy of the Company’s press release, dated August 10, 2006, announcing Mr. Remshard’s election to the Board is attached to this Form 8-K as Exhibit 99.4.

Mr. Remshard received options to purchase 25,000 shares of the Company’s common stock and entered into the Company’s standard supplemental indemnity agreement for its directors and executive officers.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

	Exhibit No.	Description
	99.1	Notice of Events of Default, Reservation of Rights and Amendatory Letter (Amended and Restated), dated July 31, 2006

	99.2	Notice of Events of Default, Reservation of Rights and Amendatory Letter, dated July 13, 2006

	99.3	Press release, dated August 9, 2006, issued by Hooper Holmes, Inc. pertaining to the Company’s operating results and financial condition as of and for the three and six month periods ended June 30, 2006

	99.4	Press release, dated August 10, 2006, issued by Hooper Holmes, Inc. regarding the election by the Board of Directors of the Company of John W. Remshard as a director

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: August 10, 2006	By:	/s/ Robert W. Jewett
Robert W. Jewett
Senior Vice President,
Secretary and General Counsel

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